Exhibit 99.1

TRICO MARINE SERVICES, INC.

April 20, 2007

Dear Stockholder:

As you may know, on April 9, 2007, your Board of Directors adopted a three-year shareholder rights plan. In connection with its adoption, the Board declared a dividend of one Right for each outstanding share of the Company’s common stock to be made to stockholders of record on April 19, 2007. I am writing to you to explain why the Board took this action and how the Rights work.

The rights plan is designed to ensure that all of the Company’s stockholders receive fair value for their investment in the event a stockholder or group of stockholders attempt to acquire a substantial interest in the Company’s common stock or attempt an unsolicited takeover of the Company. The plan is designed to guard against abusive tactics by other parties to gain control of the Company without compensating all stockholders fairly for that control. To that end, the plan encourages anyone seeking to control or acquire the Company to negotiate with the Board prior to attempting such action.

The rights plan we adopted is intended to strike an appropriate balance between the Board’s authority to negotiate the terms of a proposed acquisition offer with practices designed to give our stockholders a greater voice in the process. As a result, our rights plan includes a number of features intended to reflect progressive corporate governance practices. These include:

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A three year plan term rather than a ten year term;

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Requesting that our stockholders vote on the rights plan at our 2008 Annual Meeting of stockholders; and

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Providing that the plan will not apply to certain “Qualified Offers” if a majority of “Disinterested Shares” so vote at a special meeting. In that case, the Qualified Offer would be exempt from the plan and could proceed without further restriction.

To be deemed a “Qualified Offer,” the offer, among other things, would need to be made to all stockholders on the same terms made for all shares, fully financed (if it is a cash offer), involve registered stock, tradable on an established market similar to the NASDAQ Global Market (if it is a stock offer), and could not be subject to due diligence. In addition, the per share price and consideration included in the offer would need to be greater than the highest reported market price for the Company’s common stock during the twelve (12) month period immediately preceding the date on which the Qualified Offer is commenced. The “Disinterested Shares” that could vote on the Qualified Offer would be those held by persons other than management and the board of directors of the Company, and stockholders who have made or publicly announced an intention to make proposals to acquire the Company or are seeking to influence control of the Company.

Initially the Rights will be attached to and trade with the Company’s common stock. The Rights will not be exercisable and separately certificated until 10 days after the public announcement that a person or group (with certain exceptions) has acquired, or 10 business days after a person or group has commenced a tender or exchange offer for, 15% or more of the outstanding shares of Company’s common stock.

The Company’s current holder of more than 15% of its common stock will not be affected by the plan provided that it does acquire beneficial ownership of additional shares in an amount that exceeds 0.1% of the then outstanding common stock.

Adoption of the rights plan will have no effect on the financial strength of the Company or affect its business plans. The Rights will not interfere with any merger or business combination approved by the Board of Directors. Until they become exercisable, the Rights:

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will have no dilutive effect on the value of the common stock;

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will not affect reported earnings per share;

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should not be taxable to the Company or to you; and

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will not change the way in which you can trade the Company’s shares.

In declaring the Rights dividend, we have expressed our confidence in the future and our determination that you, our stockholders, be given every opportunity to participate fully in that future. Additional details are available in the enclosed Summary of Rights to Purchase Preferred Shares and from the Company upon request.

Sincerely,

/s/ Joseph S. Compofelice

Joseph S. Compofelice

Chairman of the Board